UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2025

OPKO Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.	Miami,	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OPK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2025, OPKO Health, Inc., a Delaware corporation (the “Company”), entered into exchange agreements (the “Exchange Agreements” and each an “Exchange Agreement”) with certain institutional holders (the “Noteholders”) of the Company’s outstanding 3.75% Convertible Senior Notes due 2029 (the “Notes”), pursuant to which the Noteholders have agreed to exchange (the “Exchange”) $152,471,000 aggregate principal amount of Notes (the “Exchanged Notes”) for an aggregate of 116,706,310 shares of the Company’s common stock, par value $0.01 per share (the “Exchanged Shares”), and an aggregate of approximately $60.1 million in cash, which includes accrued and unpaid interest on the Exchanged Notes.

Pursuant to the Exchange Agreements, the closing of the Exchange is scheduled for April 1, 2025, and, upon consummation of closing, the Exchanged Notes will be retired and will no longer be outstanding.

The Exchanged Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the offer and sale of the Exchanged Shares were made in reliance on the exemption from registration provided by Section 4(a)(2) thereof. The Company relied on this exemption from registration based in part on representations made by each Noteholder, including that such Noteholder was either a “qualified institutional buyer”, as defined in Rule 144A promulgated under the Securities Act, or an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

ITEM 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Steven D. Rubin
Date: March 28, 2025	Name:	Steven D. Rubin
	Title:	Executive Vice President-Administration